Exhibit 99.8f3
RULE 22c-2 AGREEMENT
This Agreement entered into as of April 16, 2007 by and between Principal Life Insurance Company (the “Company”) and Goldman, Sachs & Co. (the “Fund Agent”), the principal underwriter of the Goldman Sachs Variable Insurance Trust and each of its separately designated series (each, a “Fund” and collectively, the “Funds”), with an effective date of October 16, 2007.
Prior to the effective date of this Agreement, the Fund and the Company agree that any request made to the Company by the Fund for shareholder transaction information, and the Company’s response to such request, shall be governed by whatever agreement is in effect between the Fund and the Company that is intended to govern such requests.
I. The terms below shall have the following meanings, unless a different meaning is clearly required by the contexts:
(a) The term “Fund” includes the Fund Agent and the Fund’s transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
(b) The term “Shares” means the interests of Contract owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.
(c) The term “Contract owner” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.
(d) The term “Contract owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.
(e) The term “Contract owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset
Contract # GOL-07492-2007-04-16-IND

allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
(f) The term “written” includes electronic writings and facsimile transmissions.
(g) For purposes of paragraph 2.(c) the term “promptly” means as soon as practicable but in no event later than five (5) business days from Company’s receipt of a request from the Fund or its designee.
2. NOW, THEREFORE, the Fund and the Company hereby agree as follows:
(a) Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number associated with the Contract Owner, if known, of any or all Contract owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request.
(b) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
(c). Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 2.(a). If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.(a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).
Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.
(d) The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
(e) Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract owner- Initiated Transfer Purchases or Contract owner-Initiated Transfer Redemptions that are effected directly or indirectly through Company.
(f) Instructions must include the TIN, IT1N, or GII and the specific individual Contract or policy number associated with the Contract owner, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract or policy number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract owner, information regarding those trades of the contract holder that violated the Fund’s policies.
(g) Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.
(h) Company must provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
3. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.
4. Company acknowledges and agrees that Company has identified and/or will identify to the Fund all persons affiliated with Company and known to Company who meet the definition of “financial intermediary” as set forth in Rule 22c-2. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate shareholder information agreement with the Fund.
5. The Fund may unilaterally modify this Agreement at any time by written notice to Company to comport with the requirements of applicable laws and regulations and any interpretation thereof by the Securities and Exchange Commission or its staff. The first order for a transaction in the Shares placed by Company subsequent to the giving of such notice shall be deemed acceptance by Company of the modification described in such notice.
6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.
7. Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.
8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.
9. Third-Party Beneficiaries. As required by Rule 22c-2, Goldman, Sachs & Co. is entering into this Agreement on behalf of the Funds. The Funds shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.
IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of April 16, 2007.
PRINCIPAL LIFE INSURANCE COMPANY

/s/ Illegible
By: Sara Wiener
Title:	Director - Product Management

GOLDMAN SACHS & CO.
/s/ Illegible
By: Illegible
Title:	Illegible

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